----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K/A

                                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): February 7, 1997
                                                          ----------------



                                   MESA INC.
            (Exact name of registrant as specified in its charter)




                                    1-10874
                             Commission File Number

             Texas                                           75-2394500
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)






   1400 Williams Square West
 5205 North O'Connor Boulevard
         Irving, Texas           (972)444-9001                 75039
     (Address of Principal       (Registrant's                (Zip Code)
       Executive Offices)       Telephone Number)






                                 Not Applicable
                                 --------------
         (Former name or former address if changed since last report)


  ----------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

      On February 7, 1997, Mesa Operating Co., a Delaware corporation ("MOC"), entered into a Stock Purchase Agreement with Western Mining Corporation (USA), a Delaware corporation ("WMC"), pursuant to which MOC will acquire all of the outstanding equity of Greenhill Petroleum Corporation ("Greenhill"), a Delaware corporation and a wholly owned subsidiary of WMC. MOC is a wholly owned subsidiary of MESA Inc. ("MESA") and owns substantially all of MESA's assets. Pursuant to the Stock Purchase Agreement, MOC will purchase Greenhill for $270.5 million (the "Greenhill Acquisition"), subject to adjustment as provided therein. A copy of the press release regarding the Stock Purchase Agreement is attached hereto as
 Exhibit 99 and incorporated herein by reference. The description of the Stock Purchase Agreement included herein does not purport to be complete and is qualified in its entirety by reference to the terms of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10 and incorporated herein by reference.

 Summary Historical and Pro Forma Reserve and Production Data
 ------------------------------------------------------------

      The following table sets forth certain summary historical and pro forma reserve and production information of MESA as of and for the year ended December 31, 1996:

                                           MESA        Greenhill     Pro Forma
                                         Historical    Historical    Combined
                                         ----------    ----------    ---------
                                          (in millions, except per unit data)
 Estimated Proved Reserves (a) (b) (c):
   Natural gas (Bcf)...................     1,037.7          41.9      1,079.6
   Natural gas liquids (MMBbls)........        88.1           --          88.1
   Oil and condensate (MMBbls).........         6.9          23.4         30.3
   Natural gas equivalents (Bcfe).....      1,607.7         182.5      1,790.2
   Percentage proved developed........          95%           85%          94%

 Discounted Estimated Future
   Net Cash Flows, before tax (b).....     $1,835.6      $  300.3     $2,135.9
 Prices at December 31 (b):
   Natural gas (per Mcf)..............     $   3.37      $   4.03     $   3.40
   Natural gas liquids (per Bbl).......       25.37           --         25.37
   Oil and condensate (per Bbl)........       24.10         24.96        24.77

 Production Data (d):
   Natural gas (Bcf)...................        84.0           6.0         90.0
   Natural gas liquids (MMBbls)........         6.5           --           6.5
   Oil and condensate (MMBbls).........         0.9           2.5          3.4
   Natural gas equivalents (Bcfe)......       128.4          21.0        149.4
 Reserve Life Index (years) (e)........        12.5           8.7         12.0
 Per Mcfe Data:
   Total revenue.......................    $   2.43      $   3.38     $   2.56
   Production costs (f)................        1.39          2.50         1.56
                                           --------      --------     --------
   Gross profit (g)....................        1.04          0.88         1.00
                                           ========      ========      ========

-----------------
 (a) As of December 31, 1996, the proved oil and gas reserves for substantially all of MESA's properties and for the Greenhill reserves were estimated by independent petroleum engineering consultants.
       See "Reserves."
 (b) Proved reserves and future net cash flows were estimated in accordance with Securities and Exchange Commission (the "Commission") guidelines, discounted at 10%. Prices at December 31, 1996 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with Commission guidelines. Estimated reserves at December 31, 1996 do not include approximately 11 MMBbls MESA acquired from MAPCO, Inc. effective January 1, 1997.
 (c) The following abbreviations are used in this table and elsewhere in this Form 8-K/A: (i) Bcf - billion cubic feet; (ii) MMBbls - million barrels; (iii) Bcfe - billion cubic feet of natural gas equivalents;
       (iv) Mcf - thousand cubic feet; and (v) Bbl - barrel.
 (d) Pro forma production for the year ended December 31, 1996 does not include any volumes relating to the condensate and natural gas liquids reserves acquired from Mapco, Inc. The transaction is expected to result in 850,000 Bbls of additional production in 1997.
 (e) The reserve life index is calculated as proved reserves divided by annual production, both on a Bcfe basis.
 (f) Production costs include lease operating expenses, production and other taxes and depreciation, depletion and amortization.
 (g)   Gross profit is calculated as total revenue less production costs.

       Reserves
       --------

       The following table summarizes the estimated proved reserves and estimated future cash flows associated with MESA's oil and gas properties, by major areas of operation and the Greenhill Acquisition, in each case as of December 31, 1996, as estimated in accordance with Commission guidelines.

                                                    MESA Properties
                                    -----------------------------------------------
                                              West      Gulf of                       Greenhill    Pro Forma
                                    Hugoton  Panhandle  Mexico    Other     Total    Acquisition   Combined
                                    -------  ---------  -------   -----   ---------  -----------  -----------

Proved Reserves:
     Natural Gas(MMcf).............  691,412   288,444   27,332  30,534   1,037,723      41,897
1,079,620
     Natural Gas Liquids(MBbls)....   45,418    42,498      120      15      88,051         --        88,051
     Oil and Condensate(MBbls).....       --     3,971    2,188     704       6,863      23,430       30,293
     Natural Gas Equivalents
       (Mmcfe).....................  963,920   567,258   41,180  34,848   1,607,206     182,477    1,789,683
     % Developed...................    99.9%     91.8%    82.1%   34.2%       95.2%       84.5%        94.1%
     % Natural Gas.................    71.7%     50.8%    66.4%   87.6%       64.6%       23.0%        60.3%
     Present value of future net
       cash flows, before income
       taxes, discounted at 10%
       (in millions)............... $1,129.7    $611.4    $67.6    $26.9    $1,835.6     $300.3     $2,135.9

     The estimates of MESA's proved reserves as of December 31, 1996 are based upon (i) the report of Williamson Petroleum Consultants, Inc. ("Williamson"), independent reserve engineers, with respect to MESA's reserves in the Hugoton and West Panhandle fields, which represents approximately 95% of MESA's total proved reserves, and (ii) the report of MESA's internal reserve engineers with respect to MESA's Gulf of Mexico and other properties. The Hugoton and West Panhandle field reserve estimates as of December 31, 1996, are qualified in their entirety by the summary reserve report of Williamson, which is filed as an exhibit to MESA's Annual Report on Form 10-K for the year ended
December 31, 1996, and is incorporated herein by reference.

     The estimates of Greenhill's proved reserves as of December 31, 1996, are based upon the report of Miller and Lents, independent reserve engineers. The Greenhill reserve estimates as of December 31, 1996 are qualified in their entirety by the summary reserve report of Miller and Lents, which is filed as an exhibit to this Form 8-K/A and incorporated herein by reference.

     Information relating to MESA's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net revenues depend upon a number of factors and assumptions, such as historical production performance, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover costs, all of which may in fact vary considerably from actual future conditions. The accuracy of any reserve estimate is a function of the quality of the available data, of engineering and geological interpretation and of subjective judgment. For these reasons, estimates of the economically recoverable quantities of oil and gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net revenues expected therefrom prepared by different engineers or by the same engineers at different times may vary materially. Actual production, revenues, and expenditures with respect to MESA's reserves will likely vary from estimates, and such variances may be material.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a)  Financial Statements of Business Acquired

             (1) The audited balance sheet of Greenhill as of June 30, 1996, and the related statements of operations, stockholder's equity, and cash flows for the year then ended with the notes thereto follow:

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholder of Greenhill Petroleum Corporation:


We have audited the accompanying balance sheet of Greenhill Petroleum Corporation as of June 30, 1996, and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenhill Petroleum Corporation as of June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          /s/ Coopers & Lybrand L.L.P.
                                          -----------------------------------
                                          Coopers & Lybrand L.L.P.



Houston, Texas
July 26, 1996, except for
Note 12, as to which the
date is August 22, 1996

                       GREENHILL PETROLEUM CORPORATION
        (A WHOLLY-OWNED SUBSIDIARY OF WESTERN MINING CORPORATION (USA))
                                BALANCE SHEET

                                June 30, 1996


                        ASSETS                            1996
                                                      ------------
Current Assets:
     Cash and cash equivalents                        $ 11,871,373
     Accounts receivable                                 7,704,448
     Inventories                                         1,442,539
     Prepaid expenses and other                            771,716
                                                      ------------
          Total current assets                          21,790,076
                                                      ------------
     Oil and gas properties, net                       166,810,938
     Other property and equipment, net                   2,188,395
     Other                                                 305,111
                                                      ------------
          Total assets                                $191,094,520
                                                      ============

         LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
     Accounts payable                                    1,948,016
     Accrued liabilities                                 9,117,609
     Current maturities of long-term debt                  290,045
     Due to affiliates                                     183,154
                                                      ------------
        Total current liabilities                       11,538,824

Long-Term Debt, Less Current Maturities                      --
Other Long-Term Liabilities                                 39,453

Commitments and Contingencies (Note 7)

Stockholder's Equity:
     Common stock, $1.00 par value; 10,000
     shares authorized; 2,100 shares
     issued and outstanding                                  2,100
     Additional paid-in capital                        216,000,000
     Accumulated deficit                               (36,485,857)
                                                      ------------
        Total stockholder's equity                     179,516,243
                                                      ------------
        Total liabilities and
          stockholder's equity                        $191,094,520
                                                      ============

           (See accompanying notes to financial statements.)
                       GREENHILL PETROLEUM CORPORATION
        (A WHOLLY-OWNED SUBSIDIARY OF WESTERN MINING CORPORATION (USA))
                           STATEMENT OF OPERATIONS

                       for the year ended June 30, 1996



                                                          1996
                                                      ------------
Revenues:
     Oil                                              $ 48,202,016
     Gas                                                14,632,573
     Other                                                 897,343
                                                      ------------
          Total revenues                                63,731,932
                                                      ------------

Costs and expenses
     Lease operating                                    15,222,416
     Production tax and other                            4,966,992
     Exploration                                         6,101,579
     Abandonment                                           453,903
     Depreciation and depletion                         30,715,708
     General and administrative                          8,659,908
     Other                                                 192,745
                                                      ------------
          Total costs and expenses                    $ 66,313,251
                                                      ------------

Loss before federal income taxes                        (2,581,319)

Benefit for federal income taxes                             --
                                                      ------------
Net loss                                              $ (2,581,319)
                                                      ============
















            (See accompanying notes to financial statements.)


                       GREENHILL PETROLEUM CORPORATION
        (A WHOLLY-OWNED SUBSIDIARY OF WESTERN MINING CORPORATION (USA))
                       STATEMENT OF Stockholder's EQUITY

                       for the year ended June 30, 1996


                                                                            Total
                                 Common      Paid-in    Accumulated     Stockholder's
                                  Stock      Capital      Deficit          Equity
                                --------  ------------  ------------    -------------

Balance at June 30, 1995           2,100   216,000,000   (33,904,538)     182,097,562

Net loss                           --          --         (2,581,319)      (2,581,319)
                                --------  ------------  ------------     ------------
Balance at June 30, 1996        $  2,100  $216,000,000  $(36,485,857)    $179,516,243
                                ========  ============  ============     ============




































               (See accompanying notes to financial statements.)


                       GREENHILL PETROLEUM CORPORATION
        (A WHOLLY-OWNED SUBSIDIARY OF WESTERN MINING CORPORATION (USA))
                           STATEMENT OF CASH FLOWS

                       for the year ended June 30, 1996


                                                           1996
                                                      ------------
Cash flows from operating activities:
     Net loss                                         $ (2,581,319)
     Adjustments to reconcile net loss to net
       cash provided by operating activities:
       Depreciation and depletion                       30,715,708
       Loss (gain) on sale of assets                       (18,361)
       Exploration                                       6,101,579
       Abandonment                                         453,903
       Changes in assets and liabilities:
         Accounts receivable, net                       (1,063,774)
         Inventories                                      (355,612)
         Prepaid expenses and other assets                 147,230
         Other noncurrent assets                            66,017
         Accounts payable                                 (637,089)
         Accrued liabilities                              (797,961)
         Due to affiliates                                 111,676
                                                      ------------
            Net cash provided by operating
               activities                               32,141,997
                                                      ------------

Cash flows from investing activities:
     Capital expenditures                             $(35,654,617)
     Proceeds from sale of oil and gas assets               28,197
                                                      ------------
            Net cash used in investing activities      (35,626,420)
                                                      ------------

Cash flows from financing activities:
     Principal payment of long-term debt              $    (74,892)
                                                      ------------
            Net cash used in financing activities          (74,892)
                                                      ------------

Net decrease in cash and
     cash equivalents                                   (3,559,315)

Cash and cash equivalents at beginning of year          15,430,688
                                                      ------------
Cash and cash equivalents at end of year              $ 11,871,373
                                                      ============

              (See accompanying notes to financial statements.)

                      GREENHILL PETROLEUM CORPORATION
        (A WHOLLY-OWNED SUBSIDIARY OF WESTERN MINING CORPORATION (USA))
                        NOTES TO FINANCIAL STATEMENTS



1.   Formation and Operations of the Company
     =======================================

     Greenhill Petroleum Corporation (the "Company") was incorporated as a wholly-owned subsidiary of Western Mining Corporation (USA)(the "Parent") on May 12, 1987
to explore, develop, acquire and produce oil and gas reserves in the Permian
Basin, Texas and Louisiana Gulf Coast and offshore Gulf of Mexico.  Western Mining
Corporation (USA) is ultimately a wholly-owned subsidiary of WMC Limited ("WMC").

2.   Summary of Significant Accounting Policies
     ==========================================

     Basis of Presentation
     ---------------------

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America
("U.S.GAAP").

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Inventories
     -----------

     Inventories consist principally of pipe and tubing, and are recorded at the lower of cost or market. Cost is determined using the average-cost method.

     Oil and Gas Properties and Equipment
     ------------------------------------

     The Company utilizes the successful efforts method of accounting for costs incurred in the exploration and development of oil and gas properties. Costs incurred in the acquisition and exploratory drilling of oil and gas properties are initially capitalized and either subsequently expensed if the properties are determined not to have proved reserves or reclassified as a producing asset if proved reserves are discovered. All costs of drilling development wells, including dry hole costs and the cost of three-dimensional seismic surveys of proved acreage, are capitalized. Exploratory geological and geophysical costs and delay rentals are expensed in the period they are incurred.

      Proved leasehold costs, development costs, and subsurface equipment costs are amortized using the units-of-production method based on engineering estimates of proved reserves for mineral rights and proved developed reserves for development costs and subsurface equipment costs. Estimated future dismantlement costs are amortized on the unit-of-production method using proved reserves. Unproved oil and gas leases are reviewed annually for impairment.

     The Company limits the total amount of unamortized capitalized costs to the aggregate value of future net revenues, based on current prices and costs. In
March 1995, the Financial Accounting Standards Board issued Statement of
Financial Accounting Standards No. 121, "Accounting for the Impairment of
Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No.
121"). Under SFAS No. 121, the unamortized capital costs at a field level are reduced to fair value if the sum of expected future cash flows to be generated is less than net book value. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company adopted SFAS No. 121 July 1, 1996.

     Costs relating to surface equipment and support facilities are depreciated using methods and rates designed to amortize the cost of such assets over their useful life. The expected useful lives of these assets range from five to ten years.

     Other property and equipment is recorded at cost and is depreciated principally using the straight-line method over the expected useful lives of the assets ranging from three to thirty years. Expenditures for normal repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and improvements that extend the original estimated useful economic lives of the assets are capitalized. The cost of assets sold or abandoned and the related accumulated depreciation is eliminated from the accounts and the related gain or loss is recorded in operations in the year of disposition.

     Income Taxes
     ------------

     The Company joins with Parent in filing a consolidated federal income tax return. Parent has its subsidiaries pay a charge or receive a credit equivalent to federal income tax, based on the separate taxable income or loss of each subsidiary.

3.   Detail of Certain Balance Sheet Accounts
     ========================================

     Additional information regarding certain balance sheet accounts at June
 30, 1996, is presented below:
                                                         1996
                                                     ------------
       Receivables:
            Oil and gas revenues                     $  5,186,062
            Joint interest billings                     1,838,918
            Other                                         679,468
                                                     ------------
            Total receivables                        $  7,704,448
                                                     ============

       Oil and gas properties:
            Producing properties                     $332,093,944
            Undeveloped leasehold costs                   780,471
            Wells in progress                           3,061,918
                                                     ------------
                                                      335,936,333

            Less accumulated depletion
              and depreciation                       (169,125,395)
                                                     ------------
            Total oil and gas
              properties, net                        $166,810,938
                                                     ============

       Other property and equipment:
            Furniture, equipment, and other          $  5,544,588
            Less accumulated depreciation              (3,356,193)
                                                     ------------

            Total other property and
              equipment, net                         $  2,188,395
                                                     ============

4.   Long-Term Debt
     ==============

     Long-term debt consisted of a promissory note with an original principal amount of $561,910 which was issued in connection with the acquisition of oil and gas properties. Interest at 6.88% is payable semiannually. The debt is collateralized by the oil and gas properties acquired and an assignment of production. The remaining principal of $290,045 is due April 28, 1997 and has been classified as a current liability as of June 30, 1996.

5.   Income Taxes
     ============

     Deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to the differences between the tax basis of assets and liabilities and their financial reporting amounts. The primary sources for these differences are intangible drilling costs, depreciation and depletion and geological and geophysical costs.

     The difference between the provision for federal income taxes for the year ended June 30, 1996, and the amount computed using the statutory federal rate is primarily due to taxable losses for which no benefit is currently recognized.

    Significant components of the Company's net deferred tax asset and liability at June 30, 1996, is presented below:

                                                        1996
                                                   ------------
     Deferred Tax Assets:
          Net operating loss carryforward          $ 18,542,000
          Other, net                                    311,000
                                                   ------------
                                                     18,853,000

     Deferred tax liability:
          Oil and gas properties                      8,544,000

     Less: valuation allowance                      (10,309,000)
                                                   ------------
          Net deferred tax liability               $     -
                                                   ============

     At June 30, 1996, the Company, which files a consolidated tax return with its Parent, had operating loss carryforwards available for federal income tax and alternative minimum tax purposes of approximately $52,976,000 and $51,833,000, respectively, expiring at various dates through 2009.

     In accordance with the terms of the Company's tax allocation agreement with its Parent, the Company is reimbursed for net operating losses utilized by the Parent.

6.   Related Party Transactions
     ==========================

     Subsidiaries of WMC have allocated general and administrative expenses of approximately $236,000 to the Company for the year ended June 30, 1996.

7.   Commitments and Contingencies
     =============================

     The Company leases office space and various equipment under operating leases expiring through 2000. The leases provide for minimum annual rentals, plus in certain instances, payment for taxes, insurance, maintenance, etc. Certain leases also contain renewal provisions.

     At June 30, 1996, minimum rental commitments under noncancelable operating leases having terms in excess of one year were as follows:

                       1997            $  746,215
                       1998               722,140
                       1999               704,944
                       2000               704,944
                       2001               587,453
                                       ----------
                                       $3,465,696
                                       ==========

     Minimum payments have not been reduced by minimum sublease rentals of approximately $92,000 due in the future under noncancelable subleases.

     Rental expense for the year ended June 30, 1996, was approximately $547,000.

     At June 30, 1996, the Company had open letter of credit agreements in the amount of $9,775,000. As of June 30, 1996, the Company had no balances outstanding under these letter of credit agreements.

8.   Employee Benefit Plan
     =====================

     The Company participates in a defined contribution plan sponsored by its Parent which covers substantially all employees of the Company. Employees are eligible to participate in the plan after six months of service and upon reaching the age of twenty-one. Under the plan, the Company makes profit- sharing contributions of 3% of each participant's compensation. These profit- sharing contributions become fully vested after a participant has completed 5 years of service. Additionally, the
Company makes a matching contribution of up to 3% of each participant's annual compensation. These matching contributions vest immediately. The Company's contributions to the plan was approximately $397,000 for the year ended June 30,
1996.

9.   Statement of Cash Flows (Supplemental Disclosure)
     =================================================

     During the year ended June 30, 1996, the Company paid cash for interest of approximately $25,000.

10.  Concentration of Credit Risk
     ============================

     The Company and other affiliated companies participate in WMC's cash management system. The Company's cash balances, which are primarily with major domestic and international banks, may from time-to-time exceed the banks' insured limits. The
Company also invests in United States treasury notes and treasury bills, which generally bear minimal risk. The Company has not incurred any losses related to these investments.

     The Company's receivables are primarily due from oil and gas companies located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires collateral from its customers when necessary.

11.  Use of Estimates
     ================

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant financial estimates are based on remaining oil and gas reserves. Actual results could differ from those estimates.

12.  Subsequent Event
     ================

     On August 22, 1996, WMC announced its plan to sell the majority of its petroleum assets, including the Company. No adjustments have been recorded in the financial statements to give effect to this proposed transaction.

Greenhill Petroleum Corporation
(A Wholly-Owned Subsidiary of Western Mining Corporation (USA))
Supplemental Information on Oil and Gas Operations (Unaudited)



     The following supplemental unaudited information regarding oil and gas activities is presented pursuant to the disclosure requirements of the Securities and
Exchange Commission and the Statement of Financial Accounting Standards No. 69.  This
represents the Company's position as of and for the year ended June 30, 1996.

Capitalized Costs Relating to Oil and Gas Producing Activities
--------------------------------------------------------------

     The following table sets forth the capitalized costs and related accumulated depreciation, depletion and amortization, including impairments, relating to the Company's oil and gas production, exploration and development activities.

As of June 30, 1996 (in thousands)

Proved oil and gas properties                              $ 335,156
Unproved oil and gas properties                                  780
Accumulated depreciation, depletion and amortization        (169,125)
                                                           ---------
Net capitalized costs                                      $ 166,811
                                                           ---------

Costs Incurred in Oil and Gas Property Acquisition, Exploration
and Development Activities
---------------------------------------------------------------

     The following table sets forth the capitalized costs incurred in oil and gas producing activities.

For the year ended June 30, 1996 (in thousands):

Acquisition of properties
-Proved                                                   $     582
-Unproved                                                       573
Exploration costs                                            23,356
Development costs                                            10,404
                                                          ---------
Total costs incurred                                      $  34,915
                                                          ---------

Depreciation, depletion and amortization                  $  30,089
                                                          ---------

Results of Operations for Producing Activities
-----------------------------------------------

     The following schedule includes revenues and direct cost information relating to oil and gas exploration and production activities.  The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs and giving effect to permanent differences and net operating losses.
The results of operations exclude general office overhead and interest expense attributable to oil and gas production.

For the year ended June 30, 1996 (in thousands)



Oil and Gas Revenues                                      $ 62,835

Production costs                                            20,195
Exploration expenses                                         6,527
Depreciation, depletion and amortization                    30,089
                                                          --------
                                                          $ 56,811
Income tax expense                                               0
                                                          --------
Results of operations from producing activities           $  6,024
                                                          --------

Quantities of Oil and Gas Reserves
----------------------------------

     Net proved oil and gas reserve quantities as of June 30, 1996, are based on estimates by independent petroleum engineering consultants in accordance with guidelines established by the Securities and Exchange Commission (SEC).  All of the
Company's reserves at June 30, 1996, were in the United States.  The reserve estimates were based on economic and operating conditions existing at the end of the year.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.  The following reserve data represents estimates only and should not be construed as being exact.

For the year ended June 30, 1996

                                                  Oil        Gas
                                                (MBbls)     (MMcf)
                                                -------     ------

Proved Reserves:
  Beginning  of year                            19,955      30,959
  Revisions of previous estimates               (1,142)     (1,664)
  Purchases of minerals in place                   406         104
  Extensions and discoveries                     2,268       7,547
  Production                                    (2,566)     (6,404)
                                                -------     -------
  End of year                                   18,921      30,542
                                                -------     -------
Proved Developed Reserves:
  Beginning of year                             19,590      30,746
  End of year                                   18,598      28,707


Standardized Measure of Discounted Future Net Cash Flows
--------------------------------------------------------

     Future prices for oil (average $19.73 per barrel) and natural gas (average $2.49 per MCF) were based on market prices received as of June 30, 1996, with no escalation.  Future operating costs, production and ad valorem taxes, and capital costs were based on current costs with no escalation.

     The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense.  Income tax expense has been calculated using expected future tax rates and giving effect to permanent differences and credits which, under current laws, relate to oil and gas producing activities.  This information should not be construed as the current market value of the proved oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

As of June 30, 1996 (in thousands)

Future cash inflows                                         $ 449,350
Future production and development costs                      (222,931)
Future income tax expense                                     (19,802)
                                                            ---------
Future net cash flows                                         206,617
10% annual discount for estimated timing of cash flows        (60,314)
                                                            ---------
Standardized Measure of discounted future net cash flows    $ 146,303
                                                            ---------

Changes in Standardized Measure as of June 30, 1996 (in thousands)

Standardized Measure at beginning of year                   $ 107,959

Sales and transfers of oil and gas produced,
  net of production costs                                     (42,645)
Net changes in prices and production costs                     43,790
Extensions, discoveries, and improved recovery,
  less related costs                                           34,740
Development costs incurred during the period                    5,114
Revisions of previous quantity estimates                       (7,853)
Purchases of properties during the period                       1,807
Accretion of discount                                          10,796
Net change in income taxes                                     (8,144)
Change in production rates and other                              739
                                                            ---------
Net changes in Standardized Measure                            38,344
                                                            ---------
Standardized Measure at end of year                         $ 146,303
                                                            ---------

                          QUARTERLY RESULTS (UNAUDITED)



                                                Quarters Ended
                              --------------------------------------------------
                               09/30/95     12/31/95     03/31/96     06/30/96
                              -----------  -----------  -----------  -----------

Revenues                      $13,843,050  $14,605,351  $17,186,081  $17,200,107
                              -----------  -----------  -----------  -----------

Gross profit (1)              $   874,585  $ 2,209,886  $ 4,722,774  $ 4,122,228
                              -----------  -----------  -----------  -----------

Operating income
 (loss)                       $(1,007,459) $  (227,424) $ 2,325,780  $(4,376,814)
                              -----------  -----------  -----------  -----------

Net Income (loss)             $  (788,866) $   (24,391) $ 2,565,092  $(4,333,154)
                              -----------  -----------  -----------  -----------

Net Income (loss) per
 common share and
 common share
 equivalent                   $   (375.65) $    (11.61) $  1,221.47  $ (2,063.41)
                              -----------  -----------  -----------  -----------



Notes:

(1) Gross profit consists of oil and gas revenues less lease operating expenses, production taxes and depreciation and depletion.

             (2) The unaudited balance sheet of Greenhill as of December 31,
                 1996, and the related statements of operations, stockholder's equity, and cash flows for the six months then ended with the notes thereto follow:




                      GREENHILL PETROLEUM CORPORATION
      (A Wholly-Owned Subsidiary of Western Mining Corporation (USA))
                          BALANCE SHEET (UNAUDITED)
                              December 31, 1996



        ASSETS

Current Assets:
     Cash and cash equivalents                              $   8,903,511
     Accounts receivable                                        7,906,672
     Inventories                                                  575,301
     Prepaid expenses and other                                   378,314
                                                            -------------
            Total current assets                               17,763,798
                                                            -------------

     Oil and gas properties, net of
       depreciation and depletion of $182,976,699             163,351,734
     Other property and equipment,
       net of depreciation of $3,168,383                        1,998,084
     Other                                                          2,500
                                                            -------------
            Total assets                                    $ 183,116,116
                                                            =============

        LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
     Accounts payable                                       $   1,588,534
     Accrued liabilities                                        7,973,944
     Current maturities of long-term debt                         290,045
     Due to Affiliates                                            272,274
                                                            -------------
             Total current liabilities                         10,124,797

Long-term liabilities                                              23,291

Commitments and contingencies (Note 6)

Stockholder's equity:
     Common stock, $1.00 par value; 10,000
       shares authorized; 2,100 shares
       issued and outstanding                                       2,100
Additional paid-in capital                                    206,000,000
Accumulated deficit                                           (33,034,072)
                                                            -------------
             Total stockholder's equity                       172,968,028
                                                            -------------
             Total liabilities and stockholder's equity     $ 183,116,116
                                                            =============
The accompanying notes are an integral part of the unaudited financial statements.

                       GREENHILL PETROLEUM CORPORATION
      (A Wholly-Owned Subsidiary of Western Mining Corporation (USA))
                     STATEMENT OF OPERATIONS (UNAUDITED)
                  for the six months ended December 31, 1996



Revenues:
     Oil                                                      $ 28,472,868
     Gas                                                         8,084,646
     Interest Income                                               298,718
                                                              ------------
                 Total revenues                                 36,856,232
                                                              ------------
Costs and expenses:
     Lease operating                                             9,977,190
     Production tax                                              2,682,137
     Exploration                                                   747,115
     Abandonment                                                   541,942
     Depreciation and depletion                                 14,254,237
     General and administrative                                  4,698,586
     Other, net                                                    263,240
                                                              ------------
            Total costs and expenses                            33,164,447
                                                              ------------

Income before provision for federal income taxes                 3,691,785

Provision for federal income taxes                                 240,000
                                                              ------------

Net Income                                                    $  3,451,785
                                                              ============



















 The accompanying notes are an integral part of the unaudited financial statements.

                       GREENHILL PETROLEUM CORPORATION
      (A Wholly-Owned Subsidiary of Western Mining Corporation (USA))
                STATEMENT OF STOCKHOLDER'S EQUITY  (UNAUDITED)
                  for the six months ended December 31, 1996





                                                                             Total
                                 Common     Paid-in      Accumulated     Stockholder's
                                  Stock     Capital        Deficit           Equity
                                 ------   ------------  -------------    -------------
Balances at June 30, 1996        $2,100   $216,000,000   $(36,485,857)   $ 179,516,243

Capital distribution to Parent     --      (10,000,000)          --        (10,000,000)

Net Income                         --          --           3,451,785        3,451,785
                                 ------   ------------   ------------    -------------
Balances at December 31, 1996    $2,100   $206,000,000   $(33,034,072)   $ 172,968,028
                                 ======   ============   ============    =============







































  The accompanying notes are an integral part of the unaudited financial statements.

                      GREENHILL PETROLEUM CORPORATION
      (A Wholly-Owned Subsidiary of Western Mining Corporation (USA))
                    STATEMENT OF CASH FLOWS   (UNAUDITED)
                 for the six months ended December 31, 1996




Cash flows from operating activities:
     Net income                                               $ 3,451,785
     Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation and depletion                                14,254,237
     Loss on sale of assets                                       219,405
     Exploration expense                                          747,115
     Abandonment expense                                          541,942
     Changes in assets and liabilities:
          Accounts receivable                                    (202,224)
          Inventories                                             867,238
          Prepaid expenses and other                              393,402
          Other noncurrent assets                                 302,611
          Accounts payable                                       (359,482)
          Accrued liabilities                                  (1,143,665)
          Due to Affiliates                                        89,120
          Other long-term liabilities                             (16,162)
                                                              -----------
                    Net cash provided by operating
                       activities                              19,145,322
                                                              -----------
Cash flows from investing activities:
     Capital expenditures                                     (12,119,255)
     Proceeds on sale of oil and gas assets                         6,071
                                                              -----------
                    Net cash used in investing activities     (12,113,184)
                                                              -----------
Cash flows from financing activities:
     Capital distribution paid to Parent                      (10,000,000)
                                                              -----------
                    Net cash used in financing activities     (10,000,000)
                                                              -----------
Net decrease in cash and cash equivalents                      (2,967,862)

Cash and cash equivalents at beginning of period               11,871,373
                                                              -----------
Cash and cash equivalents at end of period                    $ 8,903,511
                                                              ===========





The accompanying notes are an integral part of the unaudited financial statements.


                      Greenhill Petroleum Corporation
      (A Wholly-Owned Subsidiary of Western Mining Corporation (USA))
                 Notes to Financial Statements (Unaudited)
                             December 31, 1996



1.   Formation and Operations of the Company
     =======================================

     Greenhill Petroleum Corporation ("Greenhill" or the "Company") was incorporated as a wholly-owned subsidiary of Western Mining Corporation (USA) (the "Parent") on May 12, 1987 to explore, develop, acquire and produce oil and gas reserves in the Permian Basin, Texas and Louisiana Gulf Coast and offshore Gulf of Mexico. Western Mining Corporation (USA) is ultimately a wholly-owned subsidiary of WMC Limited ("WMC").

2.   Summary of Significant Accounting Policies
     ==========================================

     Basis of Presentation
     ---------------------

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Inventories
     -----------

     Inventories consist principally of pipe and tubing, and are recorded at the lower of cost or market. Cost is determined using the average-cost method.

     Oil and Gas Properties and Equipment
     ------------------------------------

     The Company utilizes the successful efforts method of accounting for costs incurred in the exploration and development of oil and gas properties. Costs incurred in the acquisition and exploratory drilling of oil and gas properties are initially capitalized and either subsequently expensed if the properties are determined not to have proved reserves or reclassified as a producing asset if proved reserves are discovered. All costs of drilling development wells, including dry hole costs and the cost of three-dimensional seismic surveys of proved acreage, are capitalized. Exploratory geological and geophysical costs and delay rentals are expensed in the period they are incurred.

     Proved leasehold costs, development costs, and subsurface equipment costs are amortized using the units-of-production method based on engineering estimates of proved reserves for leasehold costs and proved developed reserves for development costs and subsurface equipment costs. Estimated future dismantlement costs are amortized on the unit-of-production method using proved reserves. Unproved oil and gas leases were reviewed as of December 31, 1996 for impairment.

     Effective July 1, 1996, the Company adopted the Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flow of the asset. Under SFAS No. 121 the Company reviewed the impairment of oil and gas properties on an economic basis (by field) and determined that there was no impairment as of December 31, 1996.

     Costs relating to surface equipment and support facilities are depreciated using methods and rates designed to amortize the cost of such assets over their useful life. The expected useful lives of these assets range from five to ten years.

     Other property and equipment is recorded at cost and is depreciated principally using the straight-line method over the expected useful lives of the assets ranging from three to thirty years. Expenditures for normal repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and improvements that extend the original estimated useful economic lives of the assets are capitalized. The cost of assets sold or abandoned and the related accumulated depreciation is eliminated from the accounts and the related gain or loss is recorded in operations in the year of disposition.

     Income Taxes
     ------------

     The Company joins with Parent in filing a consolidated federal income tax return. Parent has its subsidiaries pay a charge or receive a credit equivalent to federal income tax, based on the separate taxable income or loss of each subsidiary.

3.   Current Maturities of Long-Term Debt
     ====================================

     Long-term debt consisted of a promissory note with an original principal amount of $651,910 which was issued in connection with the acquisition of oil and gas properties. Interest of 6.88% is payable semiannually. The debt is collateralized by the oil and gas properties acquired and an assignment of production. The remaining principal of $290,045 is due April 28, 1997 and has been classified as a current liability as of December 31, 1996.

4.   Income Taxes
     ============

     Deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to the differences between the tax basis of assets and liabilities and their financial reporting amounts. The primary sources for these differences are intangible drilling costs, depreciation and depletion and geological and geophysical costs.

     The difference between the provision for federal income taxes for the six months ended December 31, 1996 and the amount computed using the statutory federal rate is primarily due to the utilization of tax benefits generated by other members of the consolidated group.

     Significant components of the Company's net deferred tax asset and liability at December 31, 1996 is presented below:

Deferred tax assets:
     Net operating loss carryforward                $18,428,000
     Other, net                                         696,000
                                                    -----------
                                                     19,124,000

Deferred tax liability:
     Oil and gas properties                          10,146,000

Less: valuation allowance                            (8,978,000)
                                                     ----------
     Net deferred tax liability                      $    --
                                                     ==========


     At December 31, 1996, the Company, which files a consolidated tax return with its Parent, estimates operating loss carryforwards available for federal income tax purposes of approximately $54,000,000, expiring at various dates through 2009.

     In accordance with the terms of the Company's tax allocation agreement with its Parent, the Company is reimbursed for net operating losses utilized by the Parent. The Company estimates for the six month period ended December 31, 1996, $240,000 will be due to the Parent for taxable income generated by the Company. Any taxable income generated by Greenhill is expected to be absorbed by other entities in the consolidated tax return.

5.   Related Party Transactions
     ==========================

     No subsidiaries of WMC have allocated general and administrative expenses to the Company for the six months ended December 31, 1996.

     Greenhill provides medical and long-term disability insurance benefits to its employees through a plan sponsored and administered by WMC (USA).
Greenhill reimburses WMC (USA) for the actual cost of providing benefits to Greenhill employees. Accrued liabilities at December 31, 1996 include $261,359 associated with these benefits. Effective January 1, 1997, Greenhill began providing the same medical and long-term disability insurance benefits to its employees through a plan sponsored and administered by Greenhill.

6.   Commitments and Contingencies
     =============================

     The Company leases office space and various equipment under operating leases expiring through 2000. The leases provide for minimum annual rentals, plus in certain instances, payment for taxes, insurance, maintenance, etc. Certain leases also contain renewal provisions.

     At December 31, 1996, minimum rental commitments under noncancelable operating leases having terms in excess of one year were as follows:

                1997                          $   704,944
                1998                              704,944
                1999                              704,944
                2000                              704,944
                2001                              234,981
                                              -----------
                                              $ 3,054,757
                                              ===========

     Minimum payments have not been reduced by minimum sublease rentals of approximately $50,000 due in the future under noncancelable subleases.

     Rental expense for the six months ended December 31, 1996 was approximately $232,000.

     At December 31, 1996, the Company has open letter of credit agreements in the amount of $11,664,084. As of December 31, 1996, the Company had no balances outstanding under these letter of credit agreements.

7.   Employee Benefit Plan
     =====================

     The Company participates in a defined contribution plan sponsored by its Parent which covers substantially all employees of the Company. Employees are eligible to participate in the plan after six months of service and upon reaching the age of twenty-one. Under the plan, the Company makes profit-sharing contributions of 3% of each participant's compensation. These profit-sharing contributions become fully vested after a participant has completed 5 years of service. Additionally, the Company makes a matching contribution of up to 3% of each participant's annual compensation. These matching contributions vest immediately. The Company's contributions to the plan were approximately $200,000 for the six months ended December 31, 1996.

   Statement of Cash Flows (Supplemental Disclosure)
   =================================================

     During the six months ended December 31, 1996, the Company paid cash for interest of approximately $50,218.

9.   Concentration of Credit Risk
     ============================

     The Company and other affiliated companies participate in WMC's cash management system. The Company's cash balances, which are primarily with major domestic and international banks, may from time-to-time exceed the banks' insured limits. The Company also invests in United States treasury notes and treasury bills, which generally bear minimal risk. The Company has not incurred any losses related to these investments.

     The Company's receivables are primarily due from oil and gas companies located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires collateral from its customers when necessary.

10.  Use of Estimates
     ================

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant financial estimates are those based on remaining oil and gas reserves. Actual results could differ from those estimates.

11.  Disposition of the Company
     ==========================

     On August 22, 1996, WMC announced its plan to sell the majority of its petroleum assets, including the Company. The Company has committed to pay severance benefits and bonuses to employees that remain with the Company until the Company is sold. WMC (USA) intends to indemnify the buyer of Greenhill for the cost of these benefits. No adjustments have been recorded in the financial statements, including the severance program, to give effect to this proposed transaction.

                          QUARTERLY RESULTS (UNAUDITED)

<CAPTIOIN>


                                              Quarters Ended
                                         --------------------------
                                          09/30/96       12/31/96
                                         -----------    -----------
Revenues                                 $17,482,588    $19,074,926
                                          -----------    -----------

Gross profit (1)                         $ 3,971,244    $ 5,672,706
                                         -----------    -----------
Operating income
 (loss)                                  $ 1,908,000    $ 1,748,307
                                         -----------    -----------

Net Income (loss)                        $ 1,923,837    $ 1,527,948
                                         -----------    -----------

Net Income (loss) per
 common share and
 common share
 equivalent                              $    916.11    $    727.59
                                         -----------    -----------

Notes:

(1) Gross profit consists of oil and gas revenues less lease operating expenses, production taxes and depreciation and depletion.

        (b)  Pro Forma Financial Information

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma statement of operations for the year ended December 31, 1996 gives effect to the 1996 recapitalization of MESA's balance sheet that entailed issuing $265 million in new preferred equity and repaying and refinancing substantially all of MESA's $1.2 billion of then existing long-term debt (the "Recapitalization") and the Greenhill Acquisition and additional borrowings to finance such acquisition, as if these events had occurred on January 1, 1996. The unaudited pro forma balance sheet as of December 31, 1996 gives effect to the Greenhill Acquisition as if it had occurred on December 31, 1996. The Greenhill Acquisition will be accounted for using the purchase method of accounting.

     The unaudited pro forma condensed consolidated financial statements are based on estimates and assumptions related to the accounting for the proposed Greenhill Acquisition which are subject to subsequent determination and more detailed analyses, appraisals and evaluations of the specific assets and liabilities. The final allocation of the purchase price of the acquisition may differ from the amounts contained in these unaudited pro forma condensed consolidated financial statements.

     The following unaudited condensed consolidated financial statements should be read in conjunction with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations," (ii) the Consolidated Financial Statements of MESA and the related notes thereto, which are set forth in its Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference, and (iii) the Historical Financial Statements of Greenhill for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 (unaudited) and the related notes thereto, which are set forth in this Form 8-K/A and incorporated herein by reference.

     The pro forma information is not necessarily indicative of the results that might have occurred had the transactions taken place at the beginning of the period specified and is not intended to be a projection of future results. Additionally, future results may vary significantly from the results reflected in the Unaudited Pro Forma Condensed Financial Statements due to normal production declines, changes in prices, future transactions and other factors.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 1996
(in thousands)



                                                                                      Post-
                                            MESA                     Acquisition    Greenhill
                                         Historical     Greenhill     and Other     Pro Forma
                                        Consolidated    Historical   Adjustments   Consolidated
                                        ------------   -----------   -----------   ------------
Assets                                                      (a)
------
Current Assets:
   Cash and cash investments            $   16,681     $  8,904         (2,100)(b)  $   23,485
   Accounts and notes receivable            63,410        7,907           --            71,317
   Other                                     4,186          953           --             5,139
                                        ----------     --------       --------      ----------
        Total current assets                84,277       17,764         (2,100)         99,941

Property, Plant and Equipment:
   Oil and gas properties, wells and
        equipment using the successful
        efforts method of accounting     1,975,684      346,329        (85,445)(c)   2,236,568
   Office and other                         36,740        5,166         (3,168)(c)      38,738
   Accumulated depreciation, depletion
        and amortization                  (966,040)    (186,145)       186,145 (c)    (966,040)
                                        ----------     --------       --------      ----------
                                         1,046,384      165,350         97,532       1,309,266
Other Assets:
   Gas balancing receivables                61,204         --             --            61,204
   Other                                    22,014            2          2,100 (b)      24,116
                                        ----------     --------       --------      ----------
        Total Assets                    $1,213,879     $183,116       $ 97,532      $1,494,527
                                        ==========     ========       ========      ==========


Liabilities and Stockholder's Equity
------------------------------------
   Current Liabilities                      69,500       10,125                         79,625
   Long-term debt                          802,772                     270,500 (d)   1,073,272
   Deferred revenue                         14,977         --            --             14,977
   Other liabilities                        61,136           23          --             61,159
   Contingencies

Stockholder's Equity:
   Series A preferred stock                    604                                         604
   Series B preferred stock                    612                                         612
   Common stock                                643            2            (2) (c)         643
   Additional paid-in capital              656,805      206,000      (206,000) (c)     656,805
   Accumulated deficit                    (393,170)     (33,034)       33,034  (c)    (393,170)
                                        ----------     --------      --------       ----------
         Total Liabilities and
         Stockholder's Equity           $1,213,879     $183,116        97,532       $1,494,527
                                        ==========     ========      ========       ==========

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
AS OF DECEMBER 31, 1996
(in thousands, except per share data)





                                            Pro Forma Adjustments
                            MESA      -----------------------------------
                           Historical  Recapital-  Greenhill   Acquisition    Pro Forma
                          Consolidated  ization    Historical  Adjustments    Consolidated
                          ------------ ----------  --------    -----------    ------------
                                                       (e)
Revenues:
  Natural gas                184,595                 17,094                      201,689
  Natural gas liquids         97,561                                              97,561
  Oil and condensate          18,180                 53,850                       72,030
  Other                       11,075                                              11,075
                            --------    -------      ------    -----------       -------
Total revenues               311,411                 70,944                      382,355


Costs and expenses:
  Lease operating             54,447                 17,786                       72,233
  Production and
   other taxes                20,071                  5,313                       25,384
  Exploration charges          5,431                  7,341                       12,772
  General & administrative    31,473     (9,273)(f)   9,543                       31,743
  Depreciation, depletion
   and amortization          103,301                 29,355          2,633 (g)   135,289
                            --------    -------      ------    -----------       -------
Total costs and expenses     214,723     (9,273)     69,338          2,633       277,421

Operating income              96,688      9,273       1,606         (2,633)      104,934

Net interest expense        (113,386)    34,530 (h)     729        (18,935)(d)   (97,062)
Other income (loss)           25,037                   (411)                      24,626
                            --------    -------      ------    -----------       -------
Net income (loss) from
  continuing operations (i)    8,339     43,803       1,924        (21,568)       32,498

Dividends on
  preferred stock             (9,522)   (12,358)(j)                              (21,880)
                            --------    -------      ------    -----------       -------
Net income (loss) from
  continuing operations
  attributable to common      (1,183)    31,445       1,924        (21,568)       10,618

Net income (loss) per
  common share                 (0.02)                                               0.16


Common shares                 65,129                                              65,129

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1996


(a) Represents the balances, as of December 31, 1996, of the assets and liabilities of Greenhill as set forth in the unaudited balance sheet included in the Greenhill financial statements included in Item 7(a)(2) of this Form 8-K/A.
(b) Assumes debt issue costs to be incurred in connection with the amendment of MESA's bank credit facility (the "Credit Facility") of $2.1 million dollars are funded out of existing cash. Proceeds of the Credit Facility will be used to fund the Greenhill Acquisition.
(c) Reflects adjustments to (i) eliminate the historical basis of certain assets and liabilities of Greenhill, (ii) eliminate the book value of Greenhill's equity and (iii) reflect the adjusted basis of these items using the purchase method of accounting.
(d) Reflects the assumption that 100% of the acquisition price will be funded by additional borrowings under the Credit Facility at a 7% annual rate of interest.
(e) Represents the unaudited Statement of Operations of Greenhill for the year ended December 31, 1996, derived from the unaudited statement of operations included in the Greenhill financial statements included in
      Item 7(a)(2) of this Form 8-K/A.
(f) In conjunction with the Recapitalization and the concurrent change of control of the Board of Directors, MESA reduced its staff and eliminated certain departments and activities. This adjustment reflects the severance costs associated with the elimination of 86 positions from the total of 385 at December 31, 1995, and a significant downsizing of MESA's natural gas vehicle equipment business.
(g) Adjustments to reflect depreciation, depletion and amortization expense calculated on a unit of production basis applied to the adjusted basis of the acquired properties and entities (excluding the $82,882,000 of the purchase price allocated to unproved properties) using the purchase method of accounting.
(h) Reflects the reduction of interest expense as a result of the Recapitalization. Interest expense adjustments include the following
      (in thousands):

      Elimination of interest on former debt                 73,335
      Additional interest on new debt for full year         (38,805)
                                                            -------
      Total adjustment                                       34,530
                                                            =======

(i) Net income (loss) from continuing operations excludes a $59.4 million extraordinary loss on debt extinguishment for MESA in 1996 related to the Recapitalization and a $240,000 provision for federal income taxes for Greenhill in 1996.
(j) Reflects the pro forma adjustment for an 8% dividend on preferred stock of MESA payable quarterly in additional shares of preferred stock for at least the first four years after issuance as if the preferred stock had been issued January 1, 1996.




        (c)  Exhibits

        (Asterisk indicates exhibits are incorporated by reference herein).

             *10 Stock Purchase Agreement, dated February 7, 1997, between Mesa Operating Co. and Western Mining Corporation (USA) (Exhibit 10 to MESA's Form 8-K dated February 7, 1997).

             *20.1 Summary Report on MESA's Hugoton and West Panhandle field properties relating to proved oil and gas reserves at December 31, 1996, as prepared by Williamson Petroleum Consultants, Inc. (Exhibit 20 to MESA's Form 10-K dated December 31, 1996).

              20.2 Summary Report on Greenhill's properties relating to proved oil and gas reserves at December 31, 1996, as prepared by Miller & Lents, Ltd.

             *99.1 Press release dated February 10, 1997 (Exhibit 99 to MESA's Form 8-K dated February 7, 1997).

             *99.2 MESA's Annual Report on Form 10-K for the year ended December 31, 1996.

                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    MESA Inc.



Date: April 2, 1997                By: /s/ Stephen K. Gardner
                                       -------------------------------------
                                       Stephen K. Gardner, Senior Vice
                                       President and Chief Financial Officer